Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Anacomp, Inc. 2003 Outside Director Compensation Plan of our report dated November 24, 2003, with respect to the consolidated financial statements of Anacomp, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2003.

/s/ ERNST&YOUNG LLP

San Diego, California
December 17, 2003